Exhibit 21

Professional Diversity Network, Inc.

Subsidiaries
As of March 31, 2015

Subsidiary	Jurisdiction of Incorporation or Formation
NAPW, Inc.	Delaware
Noble Voice LLC	Delaware
Compliant Lead LLC	Delaware